Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Municipal Trust on Form N-1A ("Registration Statement") of our report dated December 21, 2010, relating to the financial statements and financial highlights which appears in the October 31, 2010 Annual Report to Shareholders of DWS Short-Term Municipal Bond Fund (formerly of DWS Advisor Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 28, 2011